EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Anne H. Lloyd Executive Vice President, Chief Financial Officer and Treasurer (919) 783-4660 www.martinmarietta.com
MARTIN MARIETTA MATERIALS, INC. ANNOUNCES
FIRST QUARTER RESULTS
RALEIGH, North Carolina (May 4, 2010) — Martin Marietta Materials, Inc. (NYSE:MLM) today announced results for the first quarter ended March 31, 2010. Notable items were:
•	Net sales of $296 million compared with $330 million for the 2009 first quarter

•	Heritage aggregates product line volume down 12% for the quarter; up 9% for the month of March

•	Heritage aggregates product line pricing down 3%

•	Record Specialty Products operating margin (excluding freight and delivery revenues) of 26.9%, up 780 basis points

•	Loss from operations of $13 million compared with earnings from operations of $11 million for the prior-year quarter

•	Loss per diluted share of $0.54 compared with a loss per diluted share of $0.14 for the prior-year quarter

•	Acquired deep-water port operation located at Port Canaveral, Florida
Management Commentary
Ward Nye, President and CEO of Martin Marietta Materials, stated, “This was a predictably difficult first quarter as we expected any benefits that would flow from the American Recovery and Reinvestment Act (“ARRA” or “Stimulus”) would not occur during the early part of 2010. This proved to be the case, but, I am pleased to report that heritage aggregates product line volume increased 9% for the month of March. This marks the first month of volume growth compared with the prior-year month in the past several years. Perhaps more importantly, this volume trend continued through April with double-digit volume increases for the month, marking the first back-to-back months of volume growth since February and March 2006. This improvement in shipments coincided with the initiation of the construction season and is being largely fueled by infrastructure projects funded by Stimulus as money is reaching the states, and projects are beginning.
“Looking at the quarter, heritage aggregates product line volume was down 12% compared with the prior-year period. This was not a surprise as historically the first quarter is the weakest and most volatile quarter for our Aggregates business. Still, this quarter’s volatility was particularly exacerbated by unprecedented precipitation and cold temperatures during January and February, including snowfalls in even our most southern markets. While it is difficult to quantify the shipments lost due specifically to weather, the impact is evident given that heritage aggregates shipments for the quarter were at the lowest level since 1999 despite March’s 9% shipment increase.
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MLM Announces First Quarter 2010 Results

May 4, 2010
“Overall heritage aggregates product line pricing decreased 3% compared with the prior-year quarter. Consistent with recent trends, pricing varied significantly by market and ranged from an increase of 12% to a decrease of 30%. While the effect of weather was more acutely evident in the quarter’s volume profile, it also contributed to the wide range of price fluctuation as it affected the timing of re-opening quarries closed for the winter, placed varying hardships on certain long-haul markets, and inevitably delayed the initiation of new construction. As in 2009, two of the hardest hit geographic areas in terms of quarterly volume and pricing decline were our Florida and River markets. In addition, we are seeing pricing pressure in a growing number of geographic areas; however, this is consistent with our view of a more challenging pricing environment in 2010 due not only to competitive forces but also the impact of both geographic and product mix. That said, the historically low level of aggregates shipments and customary first-quarter volatility make it difficult to use first-quarter pricing trends as a meaningful projection for the balance of the year.
“Our Specialty Products business contributed significantly to our first-quarter results, expanding its operating margin (excluding freight and delivery revenues) 780 basis points to 26.9% for the quarter. This business segment had volume growth in all product lines. Notably, in March, we had the largest shipping month for dolomitic lime in recent history which eclipsed the previous monthly shipment record established in April 2008. The Specialty Products business has continued to focus on operational efficiency initiatives, which, along with increased shipments and capacity utilization, drove its record quarterly profitability. Earnings from operations of $11.2 million increased $4.9 million compared with the prior-year quarter.
“Our results also reflected our ability to control costs. Our operating team continued its focus on cost containment, and, consequently, our consolidated cost of sales decreased $5.3 million, or 2%, for the quarter. With the exception of depreciation, which increased $2.8 million, or 7%, and energy costs, which increased $4.2 million, or 15%, we again reduced our cost of sales in every significant category. The increase in energy costs was driven in large part by diesel expense. For the first quarter, we paid $2.03 per gallon for diesel, a 59% increase as compared with the prior-year quarter.
“Selling, general and administrative expenses declined $3.6 million compared with the prior-year quarter. Our objective is to hold SG&A expenses flat with 2009, excluding required payments under certain retirement plans. For the first quarter 2010, we reported a loss from operations of $12.9 million compared with earnings from operations of $10.9 million in the first quarter 2009.
“The overall effective tax rate for the quarter was 17% compared with 25% for the first quarter 2009. The 2010 effective tax rate includes the effect of a charge of approximately $2.8 million resulting from the recently-enacted Patient Protection and Affordable Care Act (the “Act”). The charge relates to the change in the tax treatment of Medicare Part D reimbursements we receive related to our retiree medical benefit plan. We expect the overall effective tax rate for the full year to be approximately 28%.
Liquidity And Capital Resources
“In addition to our cost control efforts, we remained strictly attentive to our balance sheet, liquidity, and cash flow generation. Capital investment in organic growth in advance of the current recession has positioned our operations for strong performance in an economic recovery. Our base of highly efficient, cost-effective operating assets allows us to appropriately reduce maintenance-capital investment and provides opportunities to allocate capital in a manner that maximizes our long-term shareholder value. Capital expenditures and acquisitions were $25.0 million and $28.0 million, respectively, for the first three months of 2010. The $25.0 million of capital expenditures represents a $15.3 million reduction compared with capital spending for the first three months of 2009, and a $45 million reduction from a historical quarterly rate of capital spend of $70.0 million. During the quarter, we completed the acquisition of a deep-water port operation located at Port Canaveral in Florida. This facility is currently the only developed deep-water aggregates import terminal located on the central east coast of Florida. From this location, we can ship product into the greater Orlando
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MLM Announces First Quarter 2010 Results

May 4, 2010
area, the second-largest aggregates-consuming area in Florida. This acquisition will complement our existing long-haul rail network and make a positive contribution to profitability in this and future years.
“Cash provided by operating activities for the first quarter of 2010 was $27.1 million as compared with $64.8 million in 2009, with a $39.3 million build in accounts receivable during the current quarter resulting from increased sales occurring in the last two weeks of March. We currently expect this trend to continue through the balance of the year.
“We ended the quarter with $221.0 million in cash and cash equivalents, available borrowings of $323 million on our revolving credit agreement and available borrowings of $100 million on our secured accounts receivable credit facility. At March 31, 2010, our ratio of consolidated debt to consolidated earnings before interest expense, tax expense, and depreciation, depletion and amortization expense (EBITDA), as defined, for the trailing twelve-month EBITDA was 3.37 times. However, in April 2010, we settled our obligation related to the Floating Rate Senior Notes through the use of cash and short-term financing, reducing total debt by $143 million. At April 30, 2010, we had total outstanding debt of $1.106 billion, including $75 million of borrowings outstanding on our secured accounts receivable credit facility. Accordingly, we have available borrowings of $25 million on our secured accounts receivable credit facility and $323 million on our revolving credit agreement. Assuming the total amount of outstanding debt at April 30, 2010, $1.106 billion, was outstanding at March 31, 2010, our proforma ratio of consolidated debt to consolidated EBITDA, as defined, for the trailing twelve-month EBITDA would have been 2.99 times at March 31, 2010.
2010 Outlook
“Our current view of the Corporation’s markets in 2010 continues to be framed by the expectation of greater stability in overall aggregates demand. Evidence of that stability was reflected in March and April aggregates shipments. We expect volumes sold to the infrastructure construction market to increase as recipients of ARRA funds initiate the projects on which the monies have been obligated. While over 80% of ARRA infrastructure money in our top five states was obligated in 2009, less than 15% was actually spent. We also believe recent Congressional actions relative to the year-end 2010 extension of the Safe, Accountable, Flexible and Efficient Transportation Equity Act — A Legacy for Users (SAFETEA-LU), the federal highway bill that expired September 30, 2009, will bolster state-level confidence, reduce budget pressures and allow state Departments of Transportation to progress longer-term construction projects to the bid and award stage. We continue to closely monitor progress relative to the federal highway bill reauthorization as we believe this reauthorization is critical to 2011 aggregates demand. We expect to see a moderate increase in aggregates volume to the residential construction market, although this increase will be from an historically low base. We also anticipate steady growth for our ChemRock/Rail products. These three end-use markets cumulatively comprised 75% of our 2009 aggregates volumes. Commercial, or non-residential, construction represents the balance of our aggregates volume. As previously stated, we expect a decline in these volumes in 2010. While we have not yet seen evidence in our customer’s backlog, the heavy industrial component of commercial construction may have an opportunity to expand in the second half of 2010 as developers take advantage of low construction costs and credit availability. Considering all these factors, we expect a modest increase in aggregates volume in 2010. However, if the decline in commercial construction is greater than anticipated, volumes may be flat with the prior year.
“Aggregates production cost per ton is expected to remain flat in 2010, with increased production volume offset by a modest increase in the overall cost environment. Energy costs, primarily diesel fuel consumed by off-road mobile quarry equipment, are assumed to increase slightly as compared with 2009. Our Specialty Products business should continue to expand its profitability in 2010, as even modest economic recovery drives industrial demand for magnesia-based chemicals products and continued demand for environmental applications is driven by the United States’ focus on green technology and innovation.
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MLM Announces First Quarter 2010 Results

May 4, 2010
“Based on our current economic view, we expect aggregates volume growth of 2% to 4% and aggregates pricing to range from flat to an increase of 2% compared with prior year, which should lead to increased aggregates sales and improved gross margin and profitability in 2010. We expect the Specialty Products segment to contribute $40 million to $42 million in pretax earnings for 2010. Interest expense should be approximately $70 million in 2010. Capital expenditures are forecast at $160 million for 2010. Consistent with first-quarter results, we expect that there will be an increased use of cash for working capital, most notably accounts receivable, as revenues grow.”
Risks To Earnings Expectations
The 2010 estimated outlook includes management’s assessment of the likelihood of certain risk factors that will affect performance. The most significant risk to 2010 performance will be, as previously noted, the strength of the United States economy and its impact on construction activity. Our 2010 outlook is based on the expectation that the United States economy will stabilize and positive economic growth will commence in the second half of the year.
Risks to the Corporation’s future performance are related to both price and volume and include a widespread decline in aggregates pricing, a greater-than-expected drop in demand as a result of the continued delays in federal ARRA and state infrastructure projects, a continued decline in commercial construction, a further decline in residential construction, or some combination thereof. Further, increased highway construction funding pressures as a result of either federal or state issues can affect profitability. Currently, nearly all states are experiencing state-level funding pressures driven by lower tax revenues and an inability to finance approved projects. North Carolina and Texas are among the states experiencing these pressures, and these states disproportionately affect revenue and profitability.
The Corporation’s principal business serves customers in construction aggregates-related markets. This concentration could increase the risk of potential losses on customer receivables; however, payment bonds posted by the Corporation’s customers can help to mitigate the risk of uncollectible receivables. The level of aggregates demand in the Corporation’s end-use markets, production levels and the management of production costs will affect the operating leverage of the Aggregates business and, therefore, profitability. Production costs in the Aggregates business are also sensitive to energy prices, both directly and indirectly. Diesel and other fuels change production costs directly through consumption or indirectly in the increased cost of energy-related consumables, namely steel, explosives, tires and conveyor belts. Changing diesel costs also affect transportation costs, primarily through fuel surcharges in the Corporation’s long-haul distribution network. The Corporation’s earnings expectations do not include rapidly increasing diesel costs or sustained periods of increased diesel fuel cost during 2010.
The availability of transportation in the Corporation’s long-haul network, particularly the availability of barges on the Mississippi River system and the availability of rail cars and locomotive power to move trains, affects the Corporation’s ability to efficiently transport material into certain markets, most notably Texas, Florida and the Gulf Coast region. The Aggregates business is also subject to weather-related risks that can significantly affect production schedules and profitability. Hurricane activity in the Atlantic Ocean and Gulf Coast generally is most active during the third and fourth quarters.
Risks to the 2010 outlook include a change in volume beyond current expectations as a result of economic events outside of the Corporation’s control. In addition to the impact on commercial and residential construction, the Corporation is exposed to risk in its earnings expectations from tightening credit markets and the availability of and interest cost related to its debt. If volumes decline worse than expected, the Corporation is exposed to greater risk in its earnings, including its debt covenant, as the pressure of operating leverage increases disproportionately.
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MLM Announces First Quarter 2010 Results

May 4, 2010
Consolidated Financial Highlights
Net sales for the quarter were $295.6 million, a 10.4% decrease versus the $329.8 million recorded in the first quarter of 2009. The loss from operations for the first quarter of 2010 was $12.9 million compared with earnings from operations of $10.9 million in 2009. The net loss attributable to the Corporation was $24.2 million, or $0.54 per diluted share, versus $5.8 million, or $0.14 per diluted share, in the first quarter of 2009.
Business Financial Highlights
Net sales for the Aggregates business for the first quarter of 2010 were $253.8 million compared with 2009 first-quarter sales of $296.7 million. Aggregates pricing at heritage locations was down 3.1% and volume decreased 11.9%. Including acquisitions and divestitures, aggregates pricing decreased 3.1% and aggregates volume declined 11.1%. The loss from operations for the quarter was $19.3 million in 2010 versus earnings from operations of $13.4 million in the year-earlier period.
Specialty Products’ first-quarter net sales of $41.8 million increased 25.8% from prior-year net sales of $33.1 million. Earnings from operations for the first quarter were $11.2 million compared with $6.3 million in the year-earlier period.
Conference Call Information
The Company will host an online web simulcast of its first quarter 2010 earnings conference call later today (May 4, 2010). The live broadcast of Martin Marietta Materials, Inc.’s conference call will begin at 2 p.m. Eastern Time today. An online replay will be available approximately two hours following the conclusion of the live broadcast. A link to these events will be available at the Corporation’s website.
For those investors without online web access, the conference call may also be accessed by calling (970) 315-0423, confirmation number 69254308.
For more information about Martin Marietta Materials, Inc., refer to the Corporation’s website at www.martinmarietta.com.
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MLM Announces First Quarter 2010 Results

May 4, 2010

If you are interested in Martin Marietta Materials, Inc. stock, management recommends that, at a minimum, you read the Corporation’s current annual report and Forms 10-K, 10-Q and 8-K reports to the SEC over the past year. The Corporation’s recent proxy statement for the annual meeting of shareholders also contains important information. These and other materials that have been filed with the SEC are accessible through the Corporation’s website at www.martinmarietta.com and are also available at the SEC’s website at www.sec.gov. You may also write or call the Corporation’s Corporate Secretary, who will provide copies of such reports.
Investors are cautioned that all statements in this press release that relate to the future involve risks and uncertainties, and are based on assumptions that the Corporation believes in good faith are reasonable but which may be materially different from actual results. Forward-looking statements give the investor our expectations or forecasts of future events. You can identify these statements by the fact that they do not relate only historical or current facts. They may use words such as “anticipate,” “expect,” “should be,” “believe,” and other words of similar meaning in connection with future events or future operating or financial performance. Any or all of our forward-looking statements here and in other publications may turn out to be wrong.
Factors that the Corporation currently believes could cause actual results to differ materially from the forward-looking statements in this press release include, but are not limited to the performance of the United States economy; widespread decline in aggregates pricing; the level and timing of federal and state transportation funding, including federal stimulus projects and most particularly in North Carolina, one of the Corporation’s largest and most profitable states, and Georgia, Texas, Iowa and Louisiana, which when coupled with North Carolina, represented 56% of 2009 net sales of the Aggregates business; the ability of states and/or other entities to finance approved projects either with tax revenues or alternative financing structures; levels of construction spending in the markets the Corporation serves; the severity of a continued decline in the commercial construction market, notably office and retail space, and the continued decline in residential construction; unfavorable weather conditions, particularly Atlantic Ocean hurricane activity, the late start to spring or the early onset of winter and the impact of a drought in the markets served by the Corporation; the volatility of fuel costs, particularly diesel fuel, and the impact on the cost of other consumables, namely steel, explosives, tires and conveyor belts; continued increases in the cost of other repair and supply parts; transportation availability, notably barge availability on the Mississippi River system and the availability of railcars and locomotive power to move trains to supply the Corporation’s Texas, Florida and Gulf Coast markets; increased transportation costs, including increases from higher passed-through energy costs and higher volumes of rail and water shipments; weakening in the steel industry markets served by the Corporation’s dolomitic lime products; inflation and its effect on both production and interest costs; changes in tax laws, the interpretation of such laws and/or administrative practices that would increase the Corporation’s tax rate; violation of the debt covenant if price and/or volumes decline worse than expected; downward pressure on the Corporation’s common stock price and its impact on goodwill impairment evaluations; and other risk factors listed from time to time found in the Corporation’s filings with the Securities and Exchange Commission. Other factors besides those listed here may also adversely affect the Corporation, and may be material to the Corporation. The Corporation assumes no obligation to update any such forward-looking statements.
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MLM Announces First Quarter 2010 Results

May 4, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Earnings
(In millions, except per share amounts)

	Three Months Ended
	March 31,
	2010	2009
Net sales	$295.6	$329.8
Freight and delivery revenues	45.3	44.7

Total revenues	340.9	374.5

Cost of sales	276.0	281.3
Freight and delivery costs	45.3	44.7

Total cost of revenues	321.3	326.0

Gross profit	19.6	48.5

Selling, general and administrative expenses	33.6	37.2
Research and development	—	0.1
Other operating (income) and expenses, net	(1.1)	0.3

(Loss) Earnings from operations	(12.9)	10.9

Interest expense	17.6	18.5
Other nonoperating (income) and expenses, net	(0.6)	1.0

Loss from continuing operations before taxes on income	(29.9)	(8.6)
Income tax benefit	(5.0)	(2.2)

Loss from continuing operations	(24.9)	(6.4)

Gain on discontinued operations, net of related tax expense of $0.0 and $0.0, respectively	0.1	—

Consolidated net loss	(24.8)	(6.4)
Less: Net loss attributable to noncontrolling interests	(0.6)	(0.6)

Net loss attributable to Martin Marietta Materials, Inc.	$(24.2)	$(5.8)

Net loss per common share:
Basic from continuing operations attributable to common shareholders	$(0.54)	$(0.14)
Discontinued operations attributable to common shareholders	—	—

	$(0.54)	$(0.14)

Diluted from continuing operations attributable to common shareholders	$(0.54)	$(0.14)
Discontinued operations attributable to common shareholders	—	—

	$(0.54)	$(0.14)

Dividends per common share	$0.40	$0.40

Average number of common shares outstanding:
Basic	45.4	41.9

Diluted	45.4	41.9

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MLM Announces First Quarter 2010 Results

May 4, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Financial Highlights
(In millions)

	Three Months Ended
	March 31,
	2010	2009
Net sales:
Aggregates Business:
Mideast Group	$83.3	$81.9
Southeast Group	68.1	95.3
West Group	102.4	119.5

Total Aggregates Business	253.8	296.7
Specialty Products	41.8	33.1

Total	$295.6	$329.8

Gross profit:
Aggregates Business:
Mideast Group	$11.8	$16.0
Southeast Group	(2.9)	14.9
West Group	(2.9)	10.7

Total Aggregates Business	6.0	41.6
Specialty Products	14.1	8.7
Corporate	(0.5)	(1.8)

Total	$19.6	$48.5

Selling, general and administrative expenses:
Aggregates Business:
Mideast Group	$10.4	$11.2
Southeast Group	6.4	6.5
West Group	10.7	10.7

Total Aggregates Business	27.5	28.4
Specialty Products	2.9	2.4
Corporate	3.2	6.4

Total	$33.6	$37.2

Earnings (Loss) from operations:
Aggregates Business:
Mideast Group	$2.1	$5.2
Southeast Group	(9.1)	8.2
West Group	(12.3)	—

Total Aggregates Business	(19.3)	13.4
Specialty Products	11.2	6.3
Corporate	(4.8)	(8.8)

Total	$(12.9)	$10.9

Depreciation	$43.5	$41.2
Depletion	0.6	0.7
Amortization	0.9	0.7

	$45.0	$42.6

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MLM Announces First Quarter 2010 Results

May 4, 2010
MARTIN MARIETTA MATERIALS, INC.
Balance Sheet Data
(In millions)

	March 31,	December 31,	March 31,
	2010	2009	2009
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and cash equivalents	$221.0	$263.6	$222.0
Accounts receivable, net	202.1	162.8	206.8
Inventories, net	322.0	332.6	324.9
Other current assets	109.6	97.9	138.2
Property, plant and equipment, net	1,695.0	1,692.9	1,683.7
Intangible assets, net	643.1	636.7	637.3
Other noncurrent assets	52.1	52.8	40.2

Total assets	$3,244.9	$3,239.3	$3,253.1

LIABILITIES AND EQUITY
Current maturities of long-term debt and short-term facilities	$219.6	$226.1	$181.9
Other current liabilities	175.7	147.5	165.8
Long-term debt (excluding current maturities)	1,029.6	1,023.5	1,152.1
Other noncurrent liabilities	447.1	435.8	469.1
Total equity	1,372.9	1,406.4	1,284.2

Total liabilities and equity	$3,244.9	$3,239.3	$3,253.1

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MLM Announces First Quarter 2010 Results

May 4, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Statements of Cash Flows
(In millions)

	Three Months Ended
	March 31,
	2010	2009
Operating activities:
Consolidated net loss	$(24.8)	$(6.4)
Adjustments to reconcile consolidated net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	45.0	42.6
Stock-based compensation expense	3.9	5.1
Excess tax benefits from stock-based compensation transactions	(0.1)	(0.1)
(Gains) Losses on divestitures and sales of assets	(1.1)	0.8
Deferred income taxes	0.9	0.8
Other items, net	0.3	0.7
Changes in operating assets and liabilities, net of effects of acquisitions and divestitures:
Accounts receivable, net	(39.3)	4.8
Inventories, net	10.7	(6.9)
Accounts payable	15.1	14.4
Other assets and liabilities, net	16.5	9.0

Net cash provided by operating activities	27.1	64.8

Investing activities:
Additions to property, plant and equipment	(25.0)	(40.3)
Acquisitions, net	(28.0)	(1.5)
Proceeds from divestitures and sales of assets	1.5	5.0

Net cash used for investing activities	(51.5)	(36.8)

Financing activities:
Borrowings of long-term debt	50.0	—
Repayments of long-term debt and payments on capital lease obligations	(50.5)	(1.1)
Net repayments on short-term facilities	—	(20.0)
Change in bank overdraft	0.5	(0.2)
Dividends paid	(18.4)	(16.8)
Debt issue costs	(0.1)	—
Issuances of common stock	0.2	195.2
Excess tax benefits from stock-based compensation transactions	0.1	0.1
Distributions to owners of noncontrolling interests	—	(1.0)

Net cash (used for) provided by financing activities	(18.2)	156.2

Net (decrease) increase in cash and cash equivalents	(42.6)	184.2
Cash and cash equivalents, beginning of period	263.6	37.8

Cash and cash equivalents, end of period	$221.0	$222.0

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MLM Announces First Quarter 2010 Results

May 4, 2010
MARTIN MARIETTA MATERIALS, INC.
Unaudited Operational Highlights

	Three Months Ended
	March 31, 2010
	Volume	Pricing
Volume/Pricing Variance (1)
Heritage Aggregates Product Line: (2)
Mideast Group	3.3%	(1.3%)
Southeast Group	(23.1%)	(6.5%)
West Group	(13.0%)	(2.9%)
Heritage Aggregates Operations	(11.9%)	(3.1%)
Aggregates Product Line (3)	(11.1%)	(3.1%)

	Three Months Ended
	March 31,
	2010	2009
Shipments (tons in thousands)
Heritage Aggregates Product Line: (2)
Mideast Group	6,905	6,681
Southeast Group	6,122	7,961
West Group	10,220	11,744

Heritage Aggregates Operations	23,247	26,386
Acquisitions	226	—
Divestitures (4)	3	14

Aggregates Product Line (3)	23,476	26,400

(1)	Volume/pricing variances reflect the percentage increase (decrease) from the comparable period in the prior year.

(2)	Heritage Aggregates product line excludes volume and pricing data for acquisitions that have not been included in prior-year operations for the comparable period and divestitures.

(3)	Aggregates product line includes all acquisitions from the date of acquisition and divestitures through the date of disposal.

(4)	Divestitures include the tons related to divested aggregates product line operations up to the date of divestiture.

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MLM Announces First Quarter 2010 Results

May 4, 2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures
(Dollars in millions)
Gross margin as a percentage of net sales and operating margin as a percentage of net sales represent non-GAAP measures. The Corporation presents these ratios calculated based on net sales as it is consistent with the basis by which management reviews the Corporation’s operating results. Further, management believes it is consistent with the basis by which investors analyze the Corporation’s operating results given that freight and delivery revenues and costs represent pass-throughs and have no profit mark-up. Gross margin and operating margin calculated as percentages of total revenues represent the most directly comparable financial measures calculated in accordance with generally accepted accounting principles (“GAAP”). The following tables present the calculations of gross margin and operating margin for the three months ended March 31, 2010 and 2009 in accordance with GAAP and reconciliations of the ratios as percentages of total revenues to percentages of net sales:

	Three Months Ended
Gross Margin in Accordance with Generally Accepted	March 31,
Accounting Principles	2010	2009
Gross profit	$19.6	$48.5

Total revenues	$340.9	$374.5

Gross margin	5.8%	13.0%

	Three Months Ended
	March 31,
Gross Margin Excluding Freight and Delivery Revenues	2010	2009
Gross profit	$19.6	$48.5

Total revenues	$340.9	$374.5
Less: Freight and delivery revenues	(45.3)	(44.7)

Net sales	$295.6	$329.8

Gross margin excluding freight and delivery revenues	6.6%	14.7%

	Three Months Ended
Operating Margin in Accordance with Generally Accepted	March 31,
Accounting Principles	2010	2009
(Loss) Earnings from operations	$(12.9)	$10.9

Total revenues	$340.9	$374.5

Operating margin	(3.8%)	2.9%

	Three Months Ended
	March 31,
Operating Margin Excluding Freight and Delivery Revenues	2010	2009
(Loss) Earnings from operations	$(12.9)	$10.9

Total revenues	$340.9	$374.5
Less: Freight and delivery revenues	(45.3)	(44.7)

Net sales	$295.6	$329.8

Operating margin excluding freight and delivery revenues	(4.4%)	3.3%

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MLM Announces First Quarter 2010 Results

May 4, 2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)
The ratio of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing twelve months is a covenant under the Corporation’s $325 million five-year revolving credit agreement. Under the agreement, the Corporation’s ratio of consolidated debt-to-consolidated EBITDA, as defined, for the trailing twelve months can not exceed 3.75 to 1.00 as of March 31, 2010, with certain exceptions related to qualifying acquisitions, as defined.
The following presents the calculation of Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at March 31, 2010. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
April 1, 2009 to
March 31, 2010
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$67.6
Add back:
Interest expense	72.6
Income tax expense	24.4
Depreciation, depletion and amortization expense	176.3
Stock-based compensation expense	19.4
Unusual, nonrecurring, noncash charge for legal reserve	11.9
Deduct:
Interest income	(1.7)

Consolidated EBITDA, as defined	$370.5

Consolidated Debt at March 31, 2010	$1,249.2

Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2010 for the trailing twelve-month EBITDA	3.37x

The following presents the calculation of proforma Consolidated Debt-to-Consolidated EBITDA, as defined, for the trailing-twelve months at March 31, 2010, assuming the total amount of outstanding debt at April 30, 2010 was outstanding at March 31, 2010. For supporting calculations, refer to Corporation’s website at www.martinmarietta.com.

Twelve-Month Period
April 1, 2009 to
March 31, 2010
Earnings from continuing operations attributable to Martin Marietta Materials, Inc.	$67.6
Add back:
Interest expense	72.6
Income tax expense	24.4
Depreciation, depletion and amortization expense	176.3
Stock-based compensation expense	19.4
Unusual, nonrecurring, noncash charge for legal reserve	11.9
Deduct:
Interest income	(1.7)

Consolidated EBITDA, as defined	$370.5

Proforma Consolidated Debt at March 31, 2010	$1,106.0

Proforma Consolidated Debt-to-Consolidated EBITDA, as defined, at March 31, 2010 for the trailing twelve-month EBITDA	2.99x

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MLM Announces First Quarter 2010 Results

May 4, 2010
MARTIN MARIETTA MATERIALS, INC.
Non-GAAP Financial Measures (continued)
(Dollars in millions)

	Three Months Ended
	March 31,
	2010	2009
Earnings Before Interest, Income Taxes, Depreciation,
Depletion and Amortization (EBITDA) (1)	$33.0	$52.9

(1)	EBITDA is a widely accepted financial indicator of a company’s ability to service and/or incur indebtedness. EBITDA is not defined by generally accepted accounting principles and, as such, should not be construed as an alternative to net earnings or operating cash flow. For further information on EBITDA, refer to the Corporation’s website at www.martinmarietta.com.
A reconciliation of Net Loss Attributable to Martin Marietta Materials, Inc. to EBITDA is as follows:

	Three Months Ended
	March 31,
	2010	2009
Net Loss Attributable to Martin Marietta Materials, Inc.	$(24.2)	$(5.8)
Add back:
Interest Expense	17.6	18.5
Income Tax Benefit for Controlling Interests	(4.9)	(2.1)
Depreciation, Depletion and Amortization Expense	44.5	42.3

EBITDA	$33.0	$52.9

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